Exhibit 99.1

Conference call:	Today, November 9, 2012 at 4:30 p.m. ET
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	415-226-5355 or 212-231-2902

Wave Reports Q3 Revenues of $7.0M and Reviews

Recent Developments and New Product Launches

Lee, MA—November 9, 2012—Wave Systems Corp. (NASDAQ: WAVX) today reported financial results for its third quarter ended September 30, 2012 (Q3 ’12) and highlighted recent progress and new product launches.

Wave reported total net revenues of $7.0 million for Q3 ’12, including $1.5 million in licensing revenues from its Safend subsidiary, and services revenue of $40,000 from the final billing of a government contract. Wave’s Q3 ’11 total net revenues were $9.5 million, including $156,000 in revenues from Safend, which was acquired in late September 2011, and $274,000 in services revenue related to a government contract. The year-ago third quarter also benefitted from approximately $2 million in additional revenue related to two “large” enterprise-customer upgrade sales recorded ratably during 2011. Total net revenues in Q2 ’12 were $7.8 million.

Wave’s Q3 ’12 and year-to-date results reflect lower levels of OEM bundling revenue resulting from both lower PC shipment volumes as well as revisions to the Company’s royalty rates starting in November 2011 which, on a blended basis, have reduced per-unit revenues. In aggregate, Q3 ’12 was impacted by a $1.6 million decrease in OEM royalties versus the prior year period, and since the beginning of 2012 Wave’s OEM bundling revenue has declined by $3.2 million versus a year ago, providing another headwind in year-over-year comparisons.

Total billings declined to $6.1 million in Q3 ‘12, compared to $6.4 million in Q3 ’11 and $6.9 million in Q2 ’12. Total billings for Q3 ’12, Q3 ’11 and Q2 ’12 included $1.3 million, $143,000 and $1.4 million, respectively, from Safend.

Wave’s Q3 ’12 combined SG&A and R&D expenses declined to $12.6 compared to $13.7 million in Q2 ’12 but rose over Q3 ’11 expenses of $10.9 million. The year-over-year increase in SG&A and R&D expenses reflects expanded staffing in engineering, sales & marketing and administration, principally due to the addition of approximately 60 team members and related overhead resulting from the Safend acquisition. The increased staffing & expenses support a broader base of OEM relationships, growth in the prospective customer base and pipeline of order opportunities on a global basis and investments in the development of new products and product capabilities.

Wave recorded a Q3 ‘12 net loss of $6.1 million, or $0.06 per basic and diluted share, as compared to a Q2 ’12 net loss of $6.5 million, or $0.07 per basic and diluted share and its Q3 ‘11 net loss of $1.8 million, or $0.02 per basic and diluted share. Per share figures are based on a weighted average number of basic shares outstanding during Q3 ’12, Q3 ‘11 and Q2 ’12 of 98.0 million, 83.7 million and 92.5 million, respectively.

In order to highlight its operational performance on a cash-flow basis, Wave reports EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense. Wave recorded negative EBITDAS of $4.2 million in

Q3 ’12, compared with negative EBITDAS of $0.3 million in Q3 ‘11 and negative EBITDAS of $4.6 million in Q2 ’12.

As of September 30, 2012, Wave’s total current assets were $6.5 million and total current liabilities, including the current portion of deferred revenue of $4.5 million, were $12.6 million. Cash and cash equivalents were $2.2 million at September 30, 2012, as compared to $1.6 million at June 30, 2012.

Wave continues to utilize a variety of approaches to fund its operations, including active working capital management methods, a receivables financing relationship to monetize its largest receivables and common stock sales. During Q3’12, Wave completed the sale of 2.6 million shares of Class A common stock at $0.6425 per share, yielding net proceeds of approximately $1.5 million. Purchasers also received warrants to purchase up to 1.3 million shares of Class A common stock at $0.58 which expire in August 2017. In October (Q4 ’12), Wave raised an approximately an additional $3.1 million in net proceeds through the sale of 3.3 million shares of Class A common stock at $1.0025 per share. Purchasers also received warrants to purchase up to 1.7 million shares of Class A common stock at $0.94 which expire in October 2017. Both of these private placements were pursuant to Wave’s effective shelf registration statement.

Also during Q3 ’12, Wave raised net proceeds of approximately $3.6 million through the issuance of approximately 4.0 million shares of its Class A common stock at an average price of $0.93 per share through its At The Market (ATM) structure. Since the end of Q3 ’12, shares sales through the ATM raised additional net proceeds of approximately $0.3 million at an average price of $0.99. Since the ATM’s inception in January 2012, Wave has raised total net proceeds of $9.1 million through the issuance of 7.9 million shares of Class A common stock at an average price of $1.18 per share. The share sales are completed at market prices, with a 3% commission and without any warrant issuance.

CEO Commentary:

“During the third quarter, sales fell short of expectations due to challenges in completing enterprise deals, as well as a lower level of OEM bundling revenues. Our performance has prompted a ‘redoubling’ of efforts to bring sales in the pipeline to fruition in the current quarter as well as expanded efforts at developing new opportunities,” commented Wave CEO Steven Sprague. “In light of our sales results, we’ve also taken a closer look at ways to curtail expenses, realizing a $1.2 million reduction in operating expenses in Q3 versus Q2 and a $2.2 million reduction versus Q1 of this year.

“Nonetheless, we remain optimistic about the future and our prospects in this growing market. As anticipated, Wave released several new products and product enhancements during the third quarter, including Wave Cloud, a SaaS (software as a service) offering that provides central management for hardware-based endpoint encryption, and Wave Endpoint Monitor, a first-of-its-kind solution that detects malware threats in the ‘pre-boot’ mode. We believe these new capabilities extend our leadership position in the Trusted Computing space at a time when Trusted Computing capabilities are receiving global visibility through the launch of the Windows 8 operating system across PCs, tablets and mobile devices.

“We view Windows 8, which utilizes industry standard hardware to deliver a range of convenient and secure new features, as a validation of the benefits of Trusted Computing and Wave’s solutions. Wave is uniquely positioned to support Windows 8 deployments via server-based or cloud management solutions, as well as to deliver a range of Windows 8 capabilities to enterprise customers running Windows 7 and earlier versions. Though Trusted Computing is based on industry-standard hardware used to protect your identity, the powerful user benefits are ease of use, ease of connection, and ease of access to the critical data that you need to do your job; it just works. Further, by building these capabilities on top of Trusted Computing hardware now being deployed across PCs, tablets and mobile devices via Windows 8, governments, enterprises, and even individuals, are able to benefit and manage all of their devices using one solution.”

“As the mobile security space continues to expand—especially with the rising use of consumer smartphones in the enterprise, in mobile commerce and for sensitive applications—Wave has taken a leadership role in promoting the adoption of hardware-based industry standards for greater security. Last quarter, Wave announced its inclusion in the influential ARM TrustZone Ready Program, whose partners have pledged to help chipset vendors design and integrate Trusted Computing hardware features in the chipsets they are building today.

“As we look forward, two trends are having a great bearing on upcoming product offerings: the rising use of Cloud storage services in the enterprise and the evolution of social media from a consumer tool to one increasingly used by businesses for the dissemination of critical information. In the next several weeks, Wave will formally announce enhancements to its scrambls encryption service that directly address these issues in an enterprise environment.”

Recent News and Developments

•                  Wave launched several significant products in Q3, including Wave Cloud, which provides central management for hardware-based endpoint encryption, and Wave Endpoint Monitor, the first-ever solution using industry standard hardware to detect malware and other threats at the BIOS level.

•                  Wave outlined unique Trusted Platform Module (TPM) management capabilities within its upcoming version of EMBASSY Remote Administration Server (ERAS), including the ability to secure credentials in hardware for DirectAccess deployments and to use a TPM as a Virtual Smartcard.

•                  Gartner, the world’s leading IT research and advisory firm, elevated Wave to the “Visionary” section of its Mobile Data Quadrant.

•                  SC Magazine awarded Wave’s flagship server, ERAS, a four and ¼ star rating in its group endpoint encryption review.

•                  Wave received broad media coverage discussing the Trusted Computing capabilities and significance of the Windows 8 launch across PCs, tablets and mobile devices: Forbes,  eWeek, PC Magazine, ComputerWeekly, Redmond Magazine.

•                  Wave joined the ARM TrustZone Ready Enablement Program to provide support and infrastructure for implementing enterprise security capabilities in mobile devices.

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:
Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net revenues:
Licensing	$6,930,724	$9,259,722	$20,950,093	$24,617,967
Services	39,539	274,416	763,781	486,533
Total net revenues	6,970,263	9,534,138	21,713,874	25,104,500

Operating expenses:
Licensing — cost of net revenues	395,188	459,002	1,317,055	1,139,943
Services — cost of net revenues	7,521	28,122	144,111	102,169
Selling, general, and administrative	7,847,873	7,021,658	26,246,347	19,304,601
Research and development	4,793,453	3,869,833	14,861,557	10,717,346
Total operating expenses	13,044,035	11,378,615	42,569,070	31,264,059
Operating loss	(6,073,772)	(1,844,477)	(20,855,196)	(6,159,559)
Other income (expense):
Net currency transaction gain (loss)	1,965	—	11,753	231,368
Net interest expense	(36,685)	(1,074)	(99,294)	(3,128)
Total other income (expense)	(34,720)	(1,074)	(87,541)	228,240
Net loss	$(6,108,492)	$(1,845,551)	$(20,942,737)	$(5,931,319)

Loss per common share — basic and diluted	$(0.06)	$(0.02)	$(0.22)	$(0.07)

Weighted average number of common shares outstanding during the period	97,987,172	83,680,753	93,585,723	82,929,284

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Total net revenues	$6,970,263	$9,534,138	$21,713,874	$25,104,500
Increase (decrease) in deferred revenue	(884,795)	(3,182,659)	(1,900,663)	(3,823,218)

Total billings (Non-GAAP)	$6,085,468	$6,351,479	$19,813,211	$21,281,282

Net loss as reported	$(6,108,492)	$(1,845,551)	$(20,942,737)	$(5,931,319)
Net interest expense	36,685	1,074	99,294	3,128
Depreciation and amortization	539,001	177,933	1,611,521	438,794
Stock-based compensation expense	1,343,510	1,355,100	3,987,588	3,938,605

EBITDAS (Non-GAAP)	$(4,189,296)	$(311,444)	$(15,244,334)	$(1,550,792)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS. Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.  EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$2,163,046	$3,385,035
Accounts receivable, net of allowance for doubtful accounts of $-0- September 30, 2012 and December 31, 2011	2,640,528	7,198,645
Collateralized receivables	795,416	—
Prepaid expenses	886,919	823,761
Total current assets	6,485,909	11,407,441
Property and equipment, net	983,920	1,236,844
Amortizable intangible assets, net	9,711,906	10,925,306
Goodwill	6,216,059	6,216,059
Other assets	325,393	336,607
Total Assets	23,723,187	30,122,257

Liabilities and Stockholders’ Equity
Current liabilities:
Secured borrowings	672,107	—
Accounts payable and accrued expenses	7,366,079	6,701,026
Current portion of capital lease payable	63,197	72,074
Deferred revenue	4,484,362	6,619,257
Total current liabilities	12,585,745	13,392,357
Long-term portion of capital lease payable	—	44,659
Other long-term liabilities	93,969	66,283
Royalty liability	4,116,656	4,043,163
Long-term deferred revenue	1,194,152	1,035,220
Total liabilities	17,990,522	18,581,682

Stockholders’ Equity:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 100,999,248 shares issued and outstanding in 2012 and 89,574,385 in 2011	1,009,992	895,744
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2012 and 2011	355	355
Capital in excess of par value	388,618,723	373,598,144
Accumulated deficit	(383,896,405)	(362,953,668)
Total Stockholders’ Equity	5,732,665	11,540,575
Total Liabilities and Stockholders’ Equity	$23,723,187	$30,122,257

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